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                                   EXHIBIT B

                                                            CONTACT: Eric Berman
                                                                     Adam Weiner
                                                                     David Lilly
                                                            at Kekst and Company
                                                                    212-521-4800
                                                                             or:
                                                           Raymond E. Dombrowski
                                                               Ogden Corporation
                                                                    212-868-6000

                  OGDEN CORPORATION ANNOUNCES AGREEMENT TO SELL
                        FOOD AND BEVERAGE CONCESSIONS AND
                           VENUE MANAGEMENT BUSINESSES

     -- SALE IS PART OF STRATEGY TO CREATE PLATFORM FOR ENERGY BUSINESS AND

                        DELIVER VALUE TO SHAREHOLDERS --

NEW YORK, MARCH 30, 2000 - Ogden Corporation (NYSE: OG) today announced that it has signed a definitive agreement with ARAMARK, a leading provider of managed services, to sell its food and beverage concessions and venue management businesses for $236 million, consisting of cash and the assumption of approximately $11 million debt. This is the second sale of entertainment assets announced this month by Ogden, following the announcement of the sale of the Company's theme and water parks-related division to Alfa Alfa Holdings, SA. The sales reflect Ogden's strategy to sell its non-core Entertainment and Aviation businesses in order to create a solid operating platform for its Energy business and serve the long-term interest of the Company's shareholders.

"We are very pleased to have reached this agreement with ARAMARK as it represents a large step forward for Ogden and its shareholders," said Scott G. Mackin, Chief Executive Officer and President of Ogden Corporation. "This will be one of our largest asset sales, and today's announcement demonstrates both our commitment to and the momentum of the sales process. This process is a central component of our strategy to deliver value to Ogden's shareholders, and we continue to be on track for the disposition of the remaining assets of Entertainment and Aviation. We will make further announcements regarding the Company's major asset sales as definitive agreements are reached. The sale of our food and beverage concessions and venue management businesses will require the approvals of our various lenders and, as we've stated in the past, the Company is continuing discussions with its banks and believes it will be

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successful in obtaining necessary waivers from applicable covenants to assist us through this restructuring process."

Mackin continued, "ARAMARK is a world leader in providing managed services and a solid match for our food and beverage concessions and venue management businesses. We are confident that our customers will benefit from their partnership with ARAMARK."

"The addition of these Ogden businesses and the outstanding quality of their customer base provide us with an opportunity to share our expertise and combine resources with these customers so that we can build a broader portfolio of unlimited partnerships," said Joseph Neubauer, Chairman and CEO of ARAMARK. "We look forward to having Ogden's strong management team and dedicated employees as part of ARAMARK."

The transaction is expected to close during the second calendar quarter of this year and is subject to certain consents, customary regulatory approval and bank consents on the sales and related issues. The transaction will not include Ogden's venue management contracts at Arrowhead Pond in Anaheim, CA and the Corel Centre in Ottawa, Canada or Ogden's joint venture interest in Metropolitan Entertainment.

Goldman Sachs acted as financial adviser for Ogden in this transaction.

                                      * * *

Ogden Corporation currently has three business areas - Energy, Aviation and Entertainment. On September 17, 1999, Ogden announced its intent to sell its Entertainment and Aviation businesses to focus exclusively on its role as a leading energy company.

Ogden Energy Group is a global developer/owner and operator of independent power projects including large-scale waste-to-energy facilities, and provides related infrastructure services.

        ADDITIONAL INFORMATION ABOUT THE COMPANY CAN BE OBTAINED VIA THE INTERNET, AT WWW.OGDENCORP.COM, OR THROUGH OUR AUTOMATED INFORMATION SYSTEM AT (888) 643-3612.

ARAMARK is a $7 billion world leader in providing managed services - food and support services, uniform and career apparel, and childcare and early education programs. Headquartered in Philadelphia, ARAMARK has over 150,000 employees serving 15 million people at 500,000 locations in 15 countries every day.

Any statements in this communication, which may be considered to be "forward looking statements", as that term is defined in the Private Securities Litigation Reform Act of 1995, are subject to certain risk and uncertainties. The factors that could cause actual results to differ materially from those suggested by any such statements include, but are not limited to, those discussed or identified from time to time in the Company's public filings with the Securities and Exchange Commission and more generally, general economic conditions, including changes in interest rates and the performance of the financial markets; changes in domestic and foreign laws, regulations, and taxes; changes in competition and pricing environments; and regional or general changes in asset valuations.

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